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The following is a transcript of the investor conference call held by Tenneco Inc. (the “Company”) on April 10, 2018.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

Acquisition of Federal-Mogul LLC by Tenneco Call

Company Participants

•	Linae Golla

•	Brian J. Kesseler

•	Kenneth R. Trammell

•	Jason M. Hollar

•	Gregg M. Sherrill

Other Participants

•	Emmanuel Rosner

•	Rich M. Kwas

•	Brian C. Sponheimer

•	Douglas Karson

•	Eric John Selle

•	Colin Langan

•	David Tamberrino

•	Bret Jordan

•	Olivier D. Monnoyeur

•	Armintas Sinkevicius

•	Rod Lache

•	John Sykes

•	Richard Hilgert

•	Stephanie Vincent

MANAGEMENT DISCUSSION SECTION

Operator

Good morning, and welcome to the Tenneco’s Acquisition of Federal-Mogul Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note that this event is being recorded.

I would now like to turn the conference over to Linae Golla, Vice President Investor Relations. Please go ahead.

Linae Golla

Thank you. Good morning and thank you for joining us on short notice. As you saw this morning, we announced that we have signed a definitive agreement took over Federal-Mogul and subsequently separate our businesses. To discuss this transformative acquisition, on the call, we have Brian Kesseler, Chief Executive Officer; Ken Trammell, Chief Financial Officer; Jason Hollar, Senior Vice President Finance; and Gregg Sherrill, Executive Chairman. The slides related to our prepared comments are available on the Investors section of our website. After our comments, we will open up the call for questions.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

Before we begin on slides 2 and 3 in today’s presentation contains forward-looking statements that are subject to the Safe Harbor statement that can be found in today’s press release and in the slide presentation that we have just filed with the SEC. Please keep in mind that the actual results of this series of transactions could differ materially from those projected in any of our forward-looking statements.

In addition our discussion today will include information on non-GAAP financial measures, all of which are reconciled with GAAP measures in our press release attachments. The release discussing the transaction can also be found on our website.

And with that, I’ll turn the call over to Brian.

Brian J. Kesseler

Thanks, Linae, good morning, everyone. Today is a landmark day for Tenneco. As you saw in our press release this morning, we signed a definitive agreement to acquire Federal-Mogul’s Motorparts and Powertrain businesses for $5.4 billion. Concurrently, we also announced our intention to separate the Ride Performance Motorparts and Clean Air Powertrain businesses into two independent publicly traded companies.

Tenneco’s history of transformation has driven an impressive record of profitable growth from becoming a standalone automotive company 18 years ago to expanding to commercial truck and off-highway end market applications and aligning by product lines five years ago.

Just over a year ago, we outlined four key strategic objectives for our business and this transaction clearly delivers on these objectives. We moved faster on the diversification of our revenue profile and moved further by realigning the product lines of both companies, allowing for a truly transformative repositioning of the company.

We believe the combination of Tenneco and Federal-Mogul will unlock and bring greater value to our shareholders, customers and team members by building on Tenneco’s long-term strategy. First, it positions us to realign Tenneco and Federal-Mogul’s lines of businesses and then separate them into two purpose built companies allowing them to be managed according to their unique value propositions. Second, it enhances our value proposition and our ability to serve customers in both businesses. Third, it opens up new opportunities to drive growth with products that are uniquely complementary to Tenneco’s current product offering. Fourth, it builds on the strength, depth and industry expertise of the combined teams. And fifth, this transaction will bring significant synergies that drive shareholder value and is expected to be value accretive.

The acquisition of Federal-Mogul is expected to close in the second half of 2018. Post-close, we will be working diligently to align Tenneco Ride Performance and Clean Air businesses with Federal-Mogul’s Motorparts and Powertrain businesses respectively. We anticipate the subsequent separation will occur in the second half of 2019.

This is the start of a new chapter for Tenneco. With focused strategic objectives for each business, we will be able to drive greater value for shareholders, strengthen customer partnerships with greater capabilities and focus, and create more opportunities for our combined team. We’ll be moving faster and further to unlock value.

Turning to slide 5, let me provide a bit more background on Federal-Mogul. Federal-Mogul is a leading global supplier to OE manufacturers and the aftermarket with a robust product offering that is highly complementary to Tenneco’s current offering. It is well-represented across end markets and geographies, and brings a portfolio of strong brands.

In 2017 Federal-Mogul’s Powertrain and Motorparts business had combined revenues of $7.8 billion with Powertrain accounting for 58% of those revenues and Motorparts contributing 42%. 2017 adjusted EBITDA for Federal-Mogul was $753 million.

Turning to slide 6, through this transformational acquisition and ultimate separation, we’ll be creating two focused, purpose-built industry leaders in their respective markets. As I mentioned, we will acquire Federal-Mogul for $5.4 billion which represents an enterprise value to 2017 adjusted EBITDA multiple of 5.4 times including synergies.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

The addition of Federal-Mogul will nearly double Tenneco’s revenues and based on 2017 pro forma revenues will establish an Aftermarket & Ride Performance company with revenues of $6.4 billion and a Powertrain Technology company with roughly $10.7 billion in revenues.

On slide 7, you can see the unique strategic combination this transaction presents. It creates two strong businesses with greater scale and the strategic and financial flexibility to drive long-term value creation. The Aftermarket & Ride Performance company will represent one of the world’s leading multi-line aftermarket companies. The company will boast premier aftermarket brands, broad product coverage, and strong distribution channels.

Further, the combination creates a portfolio of OE breaking and advanced suspension technologies with capabilities in breaking, steering, and suspension that set the foundation for meeting changing performance requirements for comfort and safety and ultimately reinventing the ride of the future with new solutions for ride differentiation.

Its enhanced channel development will improve its go-to-market capabilities in established markets including the Americas and EMEA, while concurrently positioning it to capture Asia-Pacific aftermarket growth with a broad range of products and capitalized on new OE trends including mobility, electrification, and autonomous driving.

Moving on to the Powertrain Technology company, it will be one of the largest pure play powertrain suppliers globally. The combined business will offer a portfolio of engine-to-tailpipe products and system solutions. The combination of capabilities offers our customers more options and how to efficiently improve fuel economy and meet criteria pollutant regulations.

With its global scale, the company will capture content growth due to the demand for improved engine performance, tightening emissions regulations, light vehicle hybridization, and expanded market opportunities with commercial truck and off-highway customers. In addition, we would be well positioned to further build out the product portfolio in an evolving powertrain market.

Turning to slide 8. As I mentioned, this is a transformational step for Tenneco with compelling strategic rationale, extending our existing strategy and accelerating long-term value creation. We’re excited about the potential of this acquisition. Through the separation of the two businesses, we will strategically position each company as independent, focused, purpose-built leaders in their respective markets with strategic and financial flexibility to drive long-term value creation. Each business will have the scale to win with broader product portfolios and greater capabilities to capitalize on industry trends unique to each.

The Aftermarket & Ride Performance and Powertrain Technology businesses will enhance growth opportunities through focused management and investments, providing efficient allocation of investment dollars. We expect the business to realize at least $200 million in annual run rate synergies and at least $250 million in one-time working capital synergies within the first 24 months of closing. And finally, the Aftermarket & Ride Performance and Powertrain Technology companies will provide investors with distinct investment opportunities that have specific growth, capital deployment and product profiles.

Turning to slide 9, let’s take a closer look at each company post separation, starting with the Aftermarket & Ride Performance business. As I mentioned, this company will be one of the largest global multi-line aftermarket suppliers with an outstanding strategic position to capture Asia-Pacific aftermarket growth and capitalize on OE trends and mobility electrification and autonomous driving.

Federal-Mogul’s Motorparts business enhances Tenneco’s offering through its diverse business profile, serving customers across a wide variety of channels and regions. The strategic combination will have leading positions in established markets including North America, in EMEA, with 57% of its revenues from the aftermarket.

Further, through its diversification across geography, product and customers, the Aftermarket & Ride Performance company will be strategically positioned to capitalize on and leverage significant growth opportunities, particularly in the fast growing markets of India and China.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

Turning to slide 10, with broader aftermarket product coverage, it will leverage differentiated customer and channel support, as well as cross categories sales initiatives with retailers and warehouse distributors. Its added scale will support investments in China and the emerging e-commerce channels as well as more focused aftermarket branding and marketing capabilities bringing its expertise globally. There will also be an opportunity to rationalize its already strong distribution channels to deliver improved service at a lower cost, while leveraging best practice sharing and go-to-market, manufacturing and distribution processes.

On slide 11, Tenneco and Federal-Mogul’s products are highly complementary, with an extensive portfolio of winning global and regional aftermarket brands. The Motorparts business, which serves the automotive and commercial vehicle markets leverage a 100-year plus heritage. In addition, Federal-Mogul’s portfolio of aftermarket products boasts more than 20 market leading brands, such as Fel-Pro, MOOG, Wagner and Champion and will come together with Tenneco’s product portfolio of leading brands including Monroe, Clevite, Walker, Axios, Fric-Rot among others.

The result will be accompanied with leading global market share positions across many major product categories and will be one of the largest, widest and deepest suppliers of replaceable parts to the global aftermarket. Further, autonomous driving and new mobility models are expected to drive increased aftermarket replacement rates.

On slide 12 you can see the complete Around the Wheel offering these two strong businesses create. The Aftermarket & Ride Performance company will cover all major components of suspension and braking architecture. Its portfolio of advanced chassis technologies and capabilities in braking, steering and suspension set the foundation for meeting changing performance requirements for comfort and safety and ultimately reinventing the ride of the future with new solutions that address electrification, autonomous driving and ride differentiation market trends.

In pursuit of the perfect ride, on slide 13, Ride Performance will leverage its innovative technology, performance products and NVH Solutions. Aligning product lines and technical capabilities creates an ideal foundation to meet changing performance requirements for comfort and safety and again ultimately reinventing the ride of the future. In addition, the Aftermarket & Ride Performance company’s new suite of solutions represents an opportunity to drive greater partnership with OEMs, capturing growth with higher value content per vehicle.

Turning to slide 14, the Aftermarket & Ride Performance company would be well positioned in all markets. As we have talked in the past, the China car park is growing and aging and by 2025 is expected to be the largest aftermarket in the world. Combining a strong house of brands, will capture growth in China with shared investments in sales and distribution, our OE pedigree and an expanded product line and coverage, including wear and tear products to provide earlier entry into the market.

The new company will also be accelerating the move into digital investments as the online channels are reshaping how aftermarket parts are sold. Integrating new standards emerging for quality and customer experience in digital, both B2B and B2C, the Aftermarket & Ride Performance company could use scale investments and channel coverage to influence the consumers’ purchase process starting from online research. Further, it enhances the opportunity to optimize order to delivery cycle time and working capital requirements. The combination offers a differentiated B2B and B2C channel support to our partners enabled by a strong brand portfolio.

Switching gears, on slide 15, the Powertrain Technology company will be one of the largest pure play powertrain suppliers globally. It will be positioned to capture content growth due to tightening fuel economy and criteria pollutant regulations, light vehicle hybridization trends and commercial truck and off-highway expansion opportunities. Its revenue profile includes a roughly 25% mix in non-light vehicle applications and is well represented across all global OEMs.

Tenneco Clean Air and Federal-Mogul Powertrain are an excellent fit strategically as the combined product offering will now address both criteria pollutants and greenhouse gases. As is now well established in the industry, criteria pollutants must be managed by optimizing both in-cylinder combustion processes and after treatment. The combined company will have the capabilities and expertise to address both. In addition, the Powertrain Technology company will offer customers more options in how to efficiently improve fuel economy and meet criteria pollutant regulations.

On slide 16, tightening emissions regulations globally and light vehicle hybridization of the fleet continue to drive higher content on platforms. Internal combustion engines will remain a significant portion of vehicles moving forward. The Powertrain Technology company’s expanded portfolio will support hybridization, solving the OEs requirement for increased energy efficiency, reduced CO2 and criteria pollutant emissions, increases in content per cylinder, and after treatment content per vehicle will provide for organic growth opportunities.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

Enabling its customers to go greener, the Powertrain Technologies company will bring a robust portfolio of engine-to-tailpipe products and solutions, as you can see on slide 17. Federal-Mogul’s Powertrain business will add one of the world’s largest powertrain component suppliers, delivering breakthrough innovations and technologies and market-leading positions including pistons, liners and valves as well as bearings seals and gaskets among others. Its products are currently on more than 800 global powertrains – powertrains used in light-, medium- and heavy-duty vehicles and it maintains longstanding relationships with substantially all major North American, European and Asian OEMs.

Further, the combination and capabilities creates greater opportunities to develop new products and solutions and the engine-based product lines will move us earlier into the technology and sourcing cycle with engine powertrain decision makers.

Turning to slide 18, the Powertrain Technology company will be uniquely positioned to benefit from emerging opportunities in the commercial truck and off-highway segment. With a more robust offering between now and 2030 there will be more powertrains in the commercial truck off-highway segment coming under regulation in both fuel economy and criteria pollutant emissions that are currently regulated today. This presents a tremendous growth opportunity for the business.

On slide 19, the Powertrain business recently added the Controlled Power Technologies product line to its portfolio. These products provide inroads into the hybrid market and powertrain efficiency technology that will enable new growth opportunities in the future and bring more in-house capabilities to both a light vehicle and commercial vehicle end markets. This business recently secured a $100 million OE contract, launching in 2021 for development and series production of advanced starter generator systems.

On slide 20, the expanded product offering for the Powertrain Technology business enables the business to become a more strategic partner with OEs. By offering customers the potential to optimize engine performance and emissions across the broader system. Further, its powertrain products will assist in driving lower fuel consumption with lighter weight products and products adapted to withstand high heat and pressure.

In addition, the business will have the opportunity to capitalize growth in an evolving powertrain market. With an attractive cash generation profile, the powertrain technology company can leverage its scale and a robust balance sheet to round out its portfolio and make capital decisions to enhance shareholder value.

With that, let me turn the call over to Ken and Jason to discuss the transaction in more detail. Ken?

Kenneth R. Trammell

Thank you, Brian. I’ll start on slide 21. Our $5.4 billion acquisition of Federal-Mogul will be funded through a combination of $800 million in cash, 5.7 million shares of Tenneco common stock, 23.8 million shares in non-voting Class B common stock and the assumption of debt. The transaction will result in Icahn Enterprises owning a 9.9% voting interest in Tenneco and the total economic interests of roughly 36% of the combined company.

Now under the agreement, we can adjust the cash and equity funding mix to close, reducing the number of shares of Class B non-voting common stock and increasing the cash consideration proportionately. We expect to exercise this funding adjustment right prior to closing as long as the share price exceeds the $54.68 price at which we would swap Icahn Enterprises shares for cash. If the per share proceeds of the equity offering exceeds the $54.68 price, this adds value for our existing shareholders.

To finance the acquisition of Federal-Mogul, we’ve put in place committed debt financing to fund the transaction. The new facility will consist of a $1.5 billion revolving credit facility, and term loans that will total $3.4 billion. The new facility will replace our existing senior credit facilities and certain facilities at Federal-Mogul. When we close the acquisition of Federal-Mogul, we expect a pro forma net debt to adjusted EBITDA ratio of about 3 times, and we’re targeting a leverage ratio of approximately 2.5 times by the end of 2019.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

Between closing and separation, Icahn Enterprises will have one member on Tenneco’s board bringing knowledge of the Federal-Mogul business as we prepare for and move toward the spinoff. Following the separation, Icahn Enterprises may maintain representation on the Powertrain Technology board, but not the Aftermarket & Ride Performance board. We expect that the transaction will generate significant value for shareholders. This transaction, which is expected to close in the second half of 2018, is subject to regulatory and shareholder approvals.

Given that we have complementary products with limited overlap, we do not anticipate any significant delays in closing the transaction. The separation into two independent businesses is expected to occur in the second half of 2019.

Jason M. Hollar

Thanks, Ken. Turning to slide 22, Tenneco and Federal-Mogul are large suppliers on their own. And together we would have had 2017 revenue of $17.1 billion and over $1.8 billion of EBITDA including synergies. The new Aftermarket & Ride Performance company will be a leading player in its space with pro forma 2017 revenue of $6.4 billion and $710 million in EBITDA with synergies.

The Powertrain Technology business would have reported $10.7 billion in 2017 revenue and EBITDA including synergies of over $1.1 billion. Any way you look at it, the series of transactions we announced this morning will create two new companies with significant scale.

For those of you who are trying to reconcile our Clean Air and Ride Performance revenue at these numbers, I will point out that the Clean Air Aftermarket revenue of about $300 million is included in the Aftermarket & Ride Performance revenues I just referenced.

Moving on to slide 23, this transaction also offers significant synergy capture opportunities. In total, we are anticipating at least $200 million in annual run rate synergies within 24 months post-closing, and we’re well underway in our integration planning activities. In the Aftermarket & Ride Performance company, we expect to achieve run rate synergies of $115 million. These synergies are expected to come through a combination of aftermarket distribution, SG&A, engineering and procurement. Our estimate of the cost to achieve these synergies is approximately $80 million.

For the Powertrain Technology business, we expect run rate synergies at $85 million to be realized through a combination of SG&A, engineering and procurement; and the cost to achieve these synergies are expected to be approximately $70 million. We are targeting reaching a run rate of approximately 75% of earnings synergies in the first 12 months. We’ve also identified one-time working capital synergy opportunities of at least $250 million.

Turning to slide 24, we have committed financing in place along with cash on hand representing 2017 pro forma liquidity of $2.3 billion, corresponding net debt is $4.9 billion, which represents net leverage of approximately 3 times at closing with a majority of the maturities coming due in 2022 and beyond. We will determine an appropriate capital structure for each business prior to separation based upon their individual characteristics.

Kenneth R. Trammell

Thanks, Jason. Now let’s turn to slide 25. As many of you have pointed out to us, Tenneco’s valuation doesn’t reflect our history and expectation for growth in excess of our underlying markets. It appears that the diversity of opinions on the timing and significance of the global push towards electrification is a significant factor in this discount. Our current business, both Ride Performance and Clean Air has significant opportunities ahead of us, and our business is well-positioned to capitalize on those opportunities.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

With that in mind, one of the key rationale for this transaction was the ability to unlock value for shareholders. Today, Tenneco trades at roughly 4.4 times the enterprise value to 2018 consensus estimated adjusted EBITDA. With the separation, each business has the opportunity to unlock value through the areas we’ve discussed today. Looking more specifically at the Aftermarket & Ride Performance company, comparable auto aftermarket suppliers currently trade at nearly a 10 times multiple.

Now for the Powertrain Technology company, powertrain system suppliers traded at 7 times multiple. This illustrates a significant opportunity for these independent public companies to unlock value for their stakeholders, and is one key to the rationale for this transformational acquisition.

Now with that, let me turn the call over to Gregg for a few closing remarks.

Gregg M. Sherrill

Thank you, Ken. So turning to slide 26, I think it’s clear from everything you’ve heard this morning that this is a transformational step for Tenneco. I’ve been with Tenneco for more than 10 years and in the automotive industry for more than 40, and it is unusual to see a strategic opportunity that fits so well and easily checks all the boxes in terms of strategic rationale. This particular transaction is extremely compelling because one, it ensures that each new company is strategically positioned to capitalize on the trends and growth drivers that are specific to each. Secondly, it provides the necessary scale for each to be industry leaders in their own right with stronger portfolios of highly complementary products and capabilities needed for their respective markets, not only for today, but well into their future, and it gives shareholders’ investment options as they consider the different profiles and strategic direction of these focused companies.

Tenneco has long been innovative and strategic in how we have invested and expanded our core product lines and capabilities. Our Aftermarket business has been driven by Tenneco’s powerful global brands in Monroe and Walker and everything they represent. I cannot think of a stronger stable of brands when you add names like Fel-Pro, MOOG, Wagner, and Champion.

Going to market with well recognized brands, more product categories, greater coverage and expanded distribution capabilities is a strong formula for capturing growth, particularly in China, with this explosive growth just around the corner.

In Ride Performance, we are also extending our strategic direction and Tenneco’s reputation as a leader in ride capabilities and advanced suspension technologies. Adding Federal-Mogul’s braking and steering components to Tenneco’s suspension products offers our customers a more complete suite of products and solutions. It also adds to our toolbox of capability, as we look to the future with new requirements for ride comfort and safety particularly as they relate to increasing levels of autonomy.

And in Clean Air, we’ve been a pioneer and global leader in emissions control, which has been a strong source of growth. Criteria pollutant regulations around the world remain a powerful driver and we continue to align our products and capabilities with the cadence of these requirements. We are now extending that trajectory with an even better positioned Powertrain Technology company that plays a critical role in engine performance, in greenhouse gas and criteria pollutant emissions.

Federal-Mogul’s Powertrain portfolio with ours is an exciting combination. Together, these products provide more capabilities to support customers as they optimize systems to best manage fuel efficiency and emissions. And finally, the key aspect of this strategic step is the separation of the businesses. So each has the focus and ability to address the macro technology trends that are shaping the future of transportation. It is exciting to see what the future holds for each new company and I am confident that both will launch on a very solid footing with the potential for accelerating growth and creating a very bright future and designed in such a way as to unlock shareholder value.

And with that, we can turn the call back to the operator to take your questions.

Q&A

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions] And our first question comes from Emmanuel Rosner from Guggenheim. Please go ahead.

<Q—Emmanuel Rosner>: Hi, good morning and congratulations.

<A—Brian J. Kesseler>: Good morning.

<A—Kenneth R. Trammell>: Good morning.

<Q—Emmanuel Rosner>: So I wanted to start maybe on slide 25, of course I think it truly is the key to this deal here and essentially the value that could be unlocked from having two separate companies trading. So I’m fully with you on the aftermarket piece. I think the comps have always traded at significantly higher multiples than what Tenneco has, and so I think there’s a tremendous opportunity. I’m just curious so about the powertrain piece, because arguably part of the reason Tenneco was trading at a discount was because of investors’ concerns on the Clean Air side and the content per vehicle in electric vehicle, for example. Is there anything in the Federal-Mogul Powertrain portfolio that addresses this?

<A—Brian J. Kesseler>: Yeah. I think if you go to the slide on page – let’s see real quick, page 19, the Federal-Mogul Powertrain group completed a purchase of a company in the UK called Controlled Power Technologies late last year. And as I mentioned, they have just recently secured a major OE contract launching in 2021. The three product lines they have there, two of them are very specific to enabling the start/stop in micro-hybrid applications and that would be the SpeedStart and the Speedtorq categories that are highlighted on the slide. And on the Cobra product line, the electric – their electric compressors that supercharged engine performance, so both of those help on the electric side of the business too, so a good position to launch off from.

But as we’ve long said and I think our Federal-Mogul colleagues also agree, you know, if you look at all the projections out through 2030, anywhere from 13% to 15% is where full battery electric install rates are expected to be, and the remaining obviously are all internal combustion or internal combustion hybrid options. And the product lines for both of these have great potential and great fits in the hybridization of the fleet. The new hybrid powertrains are coming in, have a growth rate of about 38% CAGR between now and 2025, 28% or 38%, I don’t know what the number was. But there’s a long tail left on this.

The Powertrain Technology group and business has capabilities that no other powertrain supplier has. There’s no one else here that can take from the engine-to-the-tailpipe and balancing the trade-offs with the OE of what they’re trying to achieve through fuel efficiency and criteria pollutants. Our traditional Clean Air competitors don’t have this capability and Federal-Mogul’s Powertrain traditional competitors don’t have that capability. This combination is uniquely positioned inside that space.

And so we think the growth prospects for that, plus over 25% of its mix is non-light vehicle. The commercial truck off-highway was great news for us in the Clean Air business and now with the combination and the capabilities in the powertrain components and systems capability will be second to none.

<Q—Emmanuel Rosner>: All right, that’s really helpful. And then one just follow-up on the terms of the acquisition. Can you maybe just go over what – how the Class B structure came about. What happens to these B shares when Icahn wants to eventually exit? And also just, if you can go back over these right to increase for cash consideration, how would that happen? Would you issue shares to the public market?

<A—Kenneth R. Trammell>: Yeah, so to answer your first question Emmanuel, if Icahn Enterprises elects to sell the Class B shares at the time of sale they’ll convert to a Class A voting shares. So they will be just getting regular Tenneco common stock.

And then to answer your second question, the funding adjustment right is actually a fairly simple concept, if I kind of explain it this way, I think. Essentially, Icahn Enterprises assured us that in part of the financing of this transaction, we would get at least $54.68 in value for 7.3 million shares of Tenneco common stock. If we can issue those shares into

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

the public market between now and closing at any price higher than that, we get to keep the difference. Therefore, it’s a good deal for Tenneco shareholders and an opportunity for us to capture some value for our existing shareholders.

<Q - Emmanuel Rosner>: Understood. Thank you very much and congrats again.

<A - Brian J. Kesseler>: Thanks.

<A - Kenneth R. Trammell>: Thanks, Emmanuel.

Operator

And our next question comes from Rich Kwas from Wells Fargo Security (sic) [Securities] (00:35:06). Please go ahead.

<Q - Rich M. Kwas>: Hi. Good morning, everyone.

<A - Brian J. Kesseler>: Good morning, Rich.

<A - Kenneth R. Trammell>: Good morning.

<Q - Rich M. Kwas>: So on the – just to follow-up on the electrification. So Brian, I realize the opportunity on the hybrid side with this acquisition, but does this really assist on the pure EV side? And I understand your comments around 13% to 15% of the market will be there in 15 years or so or less than that. But just, I’m trying to understand in terms of the technology, does the combination put you in a better position to come up with EV-specific technologies?

<A - Brian J. Kesseler>: I think the foothold that the Powertrain group was able to get with the CPT acquisition was a great place to start from. The trade-offs and a lot – and one big product line assisting that hybridization, the other one is an evolving technology that will help on the electrification. I think what’s intriguing about the combination and the profile of this business, great cash generation, good EBITDA generation, that to build out that portfolio from a powertrain perspective either you know as deeper systems capability, internal combustion engines and hybrids and/or look for those opportunities to build out more into the electrification space as may be available. But, you know I think overall, with the capabilities that we get with the two of these coming together and in a market that is evolving rapidly, we’ve got an opportunity to continue to grow this business opportunistically.

<A - Gregg M. Sherrill>: And Rich the only other thing I would add just in terms of you know full electrics actually some of the components and some of the technology that came with CPT for Federal-Mogul has applicability in fuel cell vehicles, therefore sort of you know leapfrog the battery electric vehicles and go to full fuel cells. So I think that’s an important piece of the acquisition they were able to achieve as well.

<Q - Rich M. Kwas>: Okay. All right, that’s helpful. And will it – from an R&D standpoint as a percentage of sales, do you envision the spend will go up [indiscernible] (00:37:21) as a percentage of sales, does it change materially going forward in your view?

<A - Brian J. Kesseler>: I don’t see that. I think, like you said, I think the overall dollars coming to it will be higher because of the scale of the business. But also I think it will be – because of that, it will be more focused and proved. So there’s no competition for those R&D dollars now. It’s going straight to the powertrain growth story and again as a purposeful organization. So I think it’s just reinforces and strengthens the R&D dollars across that scale.

<Q - Rich M. Kwas>: Okay.

<A - Gregg M. Sherrill>: And Rich, you’ve followed us for a long time and you probably recall that it’s been a number of years when we’ve said that if we had more involvement in the combustion process in the engine, we could design a more efficient overall solution taking into account both the after treatment and what happens in the cylinder. And this is an exciting way to be able to achieve that.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

<Q - Rich M. Kwas>: Okay, all right. I mean it sounds like it’s an opportunity to sell more systems, if you will, on a broader basis to the OEs?

<A - Gregg M. Sherrill>: To help our customers increase the efficiency of the overall system, it was a good way to look at it.

<Q - Rich M. Kwas>: Okay.

<A - Brian J. Kesseler>: Yeah, and a lot of conversations which we’ve been walking through is, there’s been a tradeoff when you’re just the after treatment via there are some tradeoffs in how the engine gets tuned and now being able to be involved on both sides of that is more beneficial. And as I mentioned kind of a little bit in the discussion this morning, with this engine parts and components capability, we’re now much earlier in the sourcing cycle to help find those solutions with our OE customers in the most efficient manner and most cost efficient manner possible.

<Q - Rich M. Kwas>: Okay. And last quick one for me, free cash flow profile of the separate companies, it would seem that the right until Aftermarket piece would have a better free cash flow profile, meaning from a conversion standpoint versus the Clean Air piece, Powertrain piece. Is that fair? How should we think about this eventually as free cash flow generation as a percentage of net income or however you want to look at it?

<A - Kenneth R. Trammell>: Yeah. I mean, so Rich we’ve looked at both of the businesses and obviously we’re still early in the planning process as for the separation of the businesses and what their respective balance sheets and you know responsibilities will look like. But when you look at the overall you know base of the two businesses, we think they’ll both be solid cash flow generators.

The margins are very good on the Powertrain Technology side of the business. It has a substantial opportunity, like we said, to be involved in even more with the customers, which gives them an opportunity to drive more margin. And then, like you said, the Aftermarket side of the Ride Performance business is generally a pretty good cash flow of generator and with the prospect of being able to do the Around the Wheel work that Brian talked about, again, a chance to be more involved, to sell more technology to the customers, I think gives it a good solid cash flow generation profile as well.

<Q - Rich M. Kwas>: Okay, great. Thank you. I’ll pass it on.

<A - Brian J. Kesseler>: All right. Thanks, Rich.

Operator

And our next question comes from Brian Sponheimer from Gabelli and Company. Please go ahead.

<Q - Brian C. Sponheimer>: Hi. Good morning.

<A - Brian J. Kesseler>: Good morning, Brian.

<Q - Brian C. Sponheimer>: So I’ve got a few here. Effectively even without making this purchase you had these businesses – you had an Aftermarket and you had an OE business and could have spun them separately. What was it that made this transaction the reason to – event to do the separation?

<A - Brian J. Kesseler>: Yeah. I think, Brian, I’ll let Ken kick in here afterwards. It fundamentally goes all the way down to scale. I mean, as we’ve listened to the questions that we received all the time, as we looked at our options, we’ve had a strong set of reasons strategically why our Clean Air business and Ride Performance makes sense together.

What we’ve been able to do with this Federal-Mogul acquisition is to scale both businesses and put them in even better position to be successful, to support the two public company cost structures that are required, both from a cost G&A perspective, but also from a scale and financing and the rest of things that come with being a publicly held company.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

So, for me it comes all the way down to just scale. We never said never but with this we were able to and then you look at the fundamental positioning of our business from a valuation perspective and you stack it up against the chart that Ken went through, just makes all the sense in the world to us.

<A - Kenneth R. Trammell>: And, I think Brian said it well. At the end of the day, like he said, there were a lot of good reasons why our businesses Clean Air and Ride Performance were together. Among the reasons that we said it didn’t make sense to separate them was the fact that the businesses, particularly on the Ride Performance side, just didn’t have the scale as it related to working with customers, and it didn’t have the scale to support really a public structure or to attract the kind of attention from investors that a larger business would be able to.

<A - Brian J. Kesseler>: And if you look at our Clean Air business it was very – obviously, we’re still very pleased with that business; great growth prospects. They had just the after treatment. Now, this – now puts multiple products inside that business’ portfolio with a lot more option to be able to grow it from an organic perspective.

<A - Kenneth R. Trammell>: So, when you combine that strategic reason why these businesses fit incredibly well together with the synergies that we should be able to generate from the acquisition, this is a better way to achieve something that might have taken much longer to achieve in terms of separating Clean Air and Ride Performance to be able to do that now and really accelerate the value capture that should come from doing that.

<A - Gregg M. Sherrill>: I would throw one more thing into that too because Brian is absolutely right, it will stay out of scale. And as Ken said the ride side would simply not have really had that sufficient scale, pre this acquisition. But it’s coupled also with a broader product line within each, but focused in a very complimentary way to have very specific systems of the vehicle. So on the Ride Performance side it’s chassis, suspension, everything that goes into that including now brakes, suspension parts, some steering arms et cetera. And Powertrain, again, focused on the powertrain side of the business, but with a broader category of parts along with the scale. And I think those two go together and that’s something we’ve been very consistent on for a long time talking about that combination of scale and breadth of product portfolio, as you face off with the customers here in the OE world.

<Q - Brian C. Sponheimer>: Okay. I appreciate that. Ken, regarding the comfort with leverage, I mean obviously using your stock as a currency at 7.5 times earnings or 4.5 times of EBITDA it’s not necessarily ideal. It was 3 times, the limit that you were comfortable at for the combining that leverage?

<A - Kenneth R. Trammell>: Yeah. I mean, Brian, when you look at the cash profile generation capabilities of the company, that puts it in a comfortable spot, both companies, I’m going to say the two companies combined and then both companies separately in a comfortable spot to be able to work through the leverage and work it back down to something that would be in 1.5 times to 2 times range fairly quickly. So I think that was an important part of the consideration about a – due to mix of cash and stock.

<Q - Brian C. Sponheimer>: Okay. And then I guess the last one on Federal-Mogul, how important was it for Federal-Mogul to separate itself from Icahn’s purchase distribution whether it be Pep Boys or Auto Plus? And also on their end, they were going through some pretty significant aftermarket restructuring efforts. Where does that stand and is there going to be any incremental cash that’s going to have to go into the further distribution improvement efforts?

<A - Brian J. Kesseler>: Yeah. So their business plans as we review them, still have the investments in them and are part of our financial case that we made to continue with that – with the restructuring programs and projects that they have running. So that will continue per their plan.

From a separation standpoint, you know any time that there’s a perceived channel conflict between an owner and its customers, it gets a little more exciting. So I do think it – getting the Aftermarket business standing off on its own is good. I think the Federal-Mogul Motorparts business has been a great business, great brand. You know by now being able to bring our Monroe and our Walker brands and all our other global and regional brands from around the world, I think it’s just again, and I think that’s also true for both.

These two businesses are bigger and stronger together and can go-to-market and capture growth, add scale like nobody else can. So I think, there might be a little piece of that, but this is all about the opportunity of the acquisition, the realignment and the separation.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

<Q - Brian C. Sponheimer>: Okay. I’ll hop back in line. Thanks a lot.

<A - Brian J. Kesseler>: All right. Thanks.

<A - Kenneth R. Trammell>: Thanks.

Operator

And our next question comes from Doug Karson from Bank of America. Please go ahead.

<Q - Douglas Karson>: Thanks, guys. And congratulations on the transaction.

<A - Brian J. Kesseler>: Thanks, Doug.

<A - Kenneth R. Trammell>: Thanks, Doug.

<Q - Douglas Karson>: From the credit side, you know bondholders have come in this morning with a lot of questions to me. And on slide 24, you have a nice pro forma cap structure. And I know that the capital structure for each company will be determined prior to separation. I’m wondering, would you split the companies up in the future, let’s say in the second half of 2019? Are you aware of any restrictions around covenants that may require like the Federal-Mogul, your term debt and bonds to be treated as separate way or taken out or do you feel you’ll just be able to split the bonds up and the bank debt up proportionate to each company?

<A - Kenneth R. Trammell>: So Doug as we think about how to structure the capital, well, the capital structure of those two new businesses, we’re still working through all the details. And obviously we’ve been through the details of both the Federal-Mogul bonds as well as ours, nothing that creates an issue for us or a concern for the combination. And as we work on how to separate the debt and realign the debt to accomplish the separation, some of that debt will be repaid with new facilities.

The structures around the Federal-Mogul debt are a little bit more limiting than might be ideal and especially once we get the separation done, therefore it very well makes sense for us to target those as the first ones that sort of get paid down. We’re very cognizant of making sure that our bondholders who we’re very appreciative of, stay well-positioned. Their leverage will go up. But like we said, the cash flow to support the debt remains and we feel very strongly that it’s a very solid credit position to be in.

<Q - Douglas Karson>: That’s helpful. So the way to kind of think about it is, as you get further down into the transaction separation, there’ll be some fumigation of how the different slices of debt are going to be handled?

<A - Kenneth R. Trammell>: Yeah, exactly, Doug. As that becomes more clearer, we will certainly commit to making sure that we let everybody know what to expect and how those things should look like. Right now, clearly, our focus is on completing the combination which will be later this year, and then part of the timeframe between the closing of the combination of businesses and the separation is involved in making sure that we get both companies well-positioned from a capital structure perspective.

<Q - Douglas Karson>: Right. Okay. Well, thanks a lot. It looks like a lot of strategic sense here.

<A - Brian J. Kesseler>: Thanks, Doug.

Operator

And our next question comes from Eric Selle from SunTrust. Please go ahead.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

<Q - Eric John Selle>: Hey. Good morning, guys. Congratulations on the combination. Definitely get the scale and the unleashing of the enterprise value. But just to dovetail off of Doug’s question, so it sounds like that Federal-Mogul has harder covenant, so they will stay outstanding and it implies the Tenneco bonds – I mean the Federal-Mogul bonds will be taken out into refinancing and I guess the Tenneco bonds stay outstanding. And I know it’s in preliminary stages, but how do you guys balance where those bonds end up? You know obviously the one company is bigger, the Powertrain segment is bigger and has majority of the assets. But on the other hand, the Aftermarket bears a bigger enterprise value at 10 times, could probably bear more debt. Like how do you guys determine where those bonds go? And is that – are there any covenants? I don’t think there’s a restricted payment covenant in those existing Tenneco bonds to prevent you from deciding that or would the majority assets just force you to put that with the Powertrain?

<A - Kenneth R. Trammell>: Yeah. So Eric, I mean, obviously you’re several steps ahead of the planning that we’ve got to do to make sure that we position all of our investors, not just our shareholders, but our debt investors as well, make sure that they’re well-positioned to get this achieved. I will point out that as we think about – as you said, as we think about the capital structures of what the separate companies would look like, I would anticipate that because of the fact that the combination of the Aftermarket & Ride Performance business, it will be less cyclical than the OE business on the Powertrain Technology side that that Aftermarket & Ride Performance business would likely carry somewhat higher leverage ratio than the Powertrain Technology side.

And if you’re thinking about some of the terms of the covenants in the existing debt instruments and particularly in the Tenneco bonds, that would indicate that it is most likely to be favorable for us to spin off the Aftermarket & Ride Performance business and for the RemainCo if you will to likely remain the Powertrain Technologies business. That’s subject to change, tax cost and considerations will you know sort of play into that as well. But that gives you at least I think a very broad overview of what we’re thinking about as we head toward the planning for the separation.

<Q - Eric John Selle>: I really appreciate the color and congratulations.

<A - Brian J. Kesseler>: Thanks.

<A - Kenneth R. Trammell>: Thanks.

Operator

And our next question comes from Colin Langan from UBS. Please go ahead.

<Q - Colin Langan>: Oh! Great. Thanks for taking my questions and congratulations on the deal.

<A - Brian J. Kesseler>: Thanks Colin.

<Q - Colin Langan>: Any color on the Federal-Mogul’s Powertrain [ph] secular (00:52:24) growth. I think in the past you had said, your Clean Air is growing at more like a 5% CAGR through 2020. I mean, is that kind of grow at a similar CAGR? I mean, how should we you know think about the growth profile with the merger?

<A - Brian J. Kesseler>: I think it’s about on par with what we’re seeing in ours. So they’ve got some of their new technology lends itself very well to the engine efficiency requirements that the OEs have. So their growth profile would be on par with ours.

<A - Kenneth R. Trammell>: And Colin, Brian mentioned it, they tend to look at it as content per cylinder as opposed to like we look at on the Clean Air side per vehicle because the cylinders are the place where they have the most significant impact. And again the demand for although the engines are smaller, the demand for an increase in fuel efficiency and power output is driving higher content in the content per cylinder, so.

<A - Brian J. Kesseler>: Yeah. We were looking and talking to the Federal-Mogul team. We spent a lot of time on that content, you know cylinders are going down, what’s going on and we got very comfortable with the content per cylinder offsetting the number of cylinders going down by more. So should be good.

<Q - Colin Langan>: Got it. And how about Aftermarket? I mean, I think your business was growing at a 3% CAGR.

Is that going to grow at a similar rate post-merger with the combination here, obviously significant changes there as well?

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

<A - Brian J. Kesseler>: Yeah. Obviously, we would want to see it grow faster. I think the combination together going in and adding more value to the big retail, you know the retailers and the distribution partners will be a compelling story. I think we both have room to grow in Europe. And then obviously, the China story is – that’s just materializing here early in the next decade. And so, with this brand portfolio and our ability to scale our investments together, we’re really excited about this actually just bolstering our position.

And as I mentioned a little bit in the dialogue, the wear and tear parts on our brakes also get us into the market earlier. So we’re really excited about what this does for us in the overall aftermarket and particularly the market that’s materializing before our eyes, early in the next decade.

<Q - Colin Langan>: And any thoughts on the deal synergies, is there any upside there? I think it’s like 1.3% of value-added sales. I think deals in the past, the average seemed around 2%. Any reason why it’s a little lower or is there some service system in there, any thoughts on that or is there dissynergy – is the dissynergies, splitting the company is also part of that number?

<A - Brian J. Kesseler>: Yeah. We’ve got to the dissynergies into two public companies included in that number, so it’s net of that. You know one of the things that’s – we got a very complementary set of product lines. What we manufacture and what we engineer is almost standalone. So a lot of our synergies are going to come off of purchasing scale, it’s going to come off of moving – today, Federal-Mogul operates a powertrain division in their Motorparts division almost like two separate companies. So the G&A structure is essentially going to take three G&A structures to two, as we go through. Obviously, as we’ve learn more and more, we’ll be looking for more opportunities, but we’re comfortable with the timing and the amount on the earnings synergy, and we’ve also identified you know about a $0.25 billion of working capital synergies that we’re pretty positive about.

<A - Kenneth R. Trammell>: And Colin, just one other point, right, there’s really not anything in terms of “revenue synergies” in that, and you’ve heard us talk about a lot of opportunity today to drive that – with the technologies and the capability and the knowledge and everything else, right? The engineering capability to drive more of that, we really didn’t put much of that if any into the synergy numbers.

And, and like Brian said it, right, we’re bringing together two companies that that fit together really well as opposed to some of the ones that you’re talking about where you’re consolidating companies that do the same thing. I know I spent a fair amount of time looking at the announcement on the Dynegy Icahn deal where the synergies were higher, but again you’ve got much more aligned businesses where some of the synergies come through manufacturing, reduction cost as well as the things that Brian just talked about from a synergy standpoint. So we actually feel like this is a very appropriate level of synergies for this kind of an acquisition.

<A - Jason M. Hollar>: And we highlighted, with the 75% of these synergies occurring in the first year and a little bit more of them coming to the Aftermarket business. That really highlights that we focused on those parts of the business, you know longer-term manufacturing footprint types of opportunities were not necessarily included in same scale.

<A - Brian J. Kesseler>: Yeah. We didn’t include it from a manufacturing best practice inside that number. So we’ll be looking for all those opportunities to share best practices across the two very, very well-positioned companies.

<Q - Colin Langan>: Got it. And just one last question, any color on when we’ll get announcement of sort of the new management team, and any color on how Icahn might be involved in the company [ph] post the sale (00:57:40)?

<A - Gregg M. Sherrill>: Yeah, let me grab the management team. Obviously, all the senior management teams will be selected and approved by our board. Our goal will be to get them as soon as possible, no later than the end of the year is our goal to get the senior management teams named and aligned, because it’s important internally for us to get that done. So that – you know, we got one person guiding the ship on each side. But we – everything we’re doing from an integration standpoint is about making sure that these two companies are set up in the best possible way to be a success. I mean our shareholders will end up having a position in both at the separation, so.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

<A - Brian J. Kesseler>: And, Colin, to answer your question on Icahn Enterprises involvement, like we mentioned, during the time period between closing and spin they’ll have one board member on the Tenneco board. We think it’ll be very beneficial as we – because of their knowledge of Federal-Mogul and how the businesses operate and run as we prepare for the separation of the two new businesses. Then post-spin we’ll have – assuming that Icahn Enterprises still owns a substantial economic interest, up to them as to whether they do or not, but post-spin on the Powertrain Technology business depending on what their level is, they could have one or two board members there, but they won’t have any board members on the Aftermarket & Ride Performance business.

<A - Gregg M. Sherrill>: So these guys have pretty well covered it. But clearly it’s going to be one of the main focuses of the board starting almost immediately is how we do structure those executive teams and get ourselves aim for the separation, which is going to be critical. So there’ll be more to come on that.

<Q - Colin Langan>: Got it. Thank you very much.

<A - Brian J. Kesseler>: Thank you.

Operator

And our next question comes from David Tamberrino from Goldman Sachs. Please go ahead.

<Q - David Tamberrino>: Great, good morning. Thank you for taking our questions. Wanted to dig a little bit deeper into the Federal-Mogul side for kind of raw materials and how much on both their Powertrain and their Aftermarket side is really indexed with OE customers versus not the company Tenneco is that a little bit of issue with this last year-and-a-half or so. Just want to understand how that exposure changes with the acquisition?

<A - Brian J. Kesseler>: Yeah. From an indexing standpoint, we went through our activities, they buy some significantly different materials. Aluminum is a much bigger play and size, especially their piston business. And they have indexing on many of the commodities, but not all. And so they’re somewhat in the same boat. They’ve been having the normal discussions going forward. You know they run forging operations, which is a completely different position than we do from a steel perspective. So I would say they’re probably in the similar maybe a little bit different position, positive position, than we are from an overall big raw material indexing perspective.

<Q - David Tamberrino>: Got it. So it’s a little bit better than where your recoveries are from a contract right now, if I’m hearing you correctly?

<A - Brian J. Kesseler>: Yeah, in the same ZIP Code.

<Q - David Tamberrino>: Okay. And then, I know it was addressed by I think the first couple of questions, but I just want to understand the point. From a pure battery electric vehicle content within your powertrain or within the potential powertrain spend, is there any business today and is that something where you’ll be looking to either build or buy going forward?

<A - Brian J. Kesseler>: There’s no business on the Powertrain side, on the Ride Performance side there is today. But on the Powertrain side, no pure battery, full battery electric. Both companies have good positions on the hybrid platforms of today, but nothing pure. I think where – where the – when the business gets stood up and starts running, those are the options that they’ll have that that business will end up having to make and so where’s the best place to put that you know going forward.

<A - Gregg M. Sherrill>: I would just say too, that business comes with a set of technical capabilities, that’s absolutely crucial. You can think thermal management, you can think acoustics and materials engineering that’ll be critical in all of that. So, you couple existing capabilities with the cash generation that business is going to have and they’re going to have opportunities, in my mind. And to absolutely focus on the powertrains of the future, be they ICE, hybrids, electric whatever.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

<Q - David Tamberrino>: Understood. Really appreciate the time. Thank you very much and congratulations.

<A - Brian J. Kesseler>: Thank you.

<A - Kenneth R. Trammell>: Thanks.

Operator

And our next question comes from Bret Gordon (sic) [Jordan] (01:02:44) from Jefferies. Please go ahead.

<Q - Bret Jordan>: Yeah. Good morning, guys. It’s Brett Jordan.

<A - Brian J. Kesseler>: Good morning, Brett.

<Q - Bret Jordan>: A quick question on the aftermarket digital initiative, I think you talked about B2C and possibly B2B as well. Is that building your own direct distribution model or partnering up with somebody who is on the digital platform already? And I guess as you think further down the line as far as perceived channel conflicts, is that an issue as far as the existing brick-and-mortar customer base?

<A - Brian J. Kesseler>: Oh! I think there’s actually two sets of an answer inside there, Brett. All of the big four retailers have their own initiatives running on that B2C, B2B activity. So I think with our brands and with our capabilities and what we’ll be investing in, one pure aspect of that is being able to best support them in the North American market. And frankly, you know lot of that e-commerce activity is probably going to come to fruition first in China, because there is no channel that they have to go kind of disrupt, if I were to use that word.

So our B2B and B2C will be much more first position to help our distributors, distribution partners and retailers here in this market, to make them successful. And then obviously be well-positioned to play in the market as that moves. We don’t see any aftermarket. Our – at least my current view of it is, it’s not much of a B2C play. It’s going to be much more of a B2B, even that’s a small b in the in the second of that it’s the installer. It’s about getting the brands pulled and it’s about getting the installer to put the product on the vehicle when it’s in, in for replacement or in for repair of sorts. We’ll make sure we’re well-positioned on it to be able to play in any manner. Channel conflict, yeah, I mean if you start going direct, that creates some very exciting conversations.

<Q - Bret Jordan>: Okay, great. I appreciate the color.

<A - Brian J. Kesseler>: Yeah.

<A - Kenneth R. Trammell>: Thanks.

Operator

And our next question comes from Olivier Monnoyeur from BNP. Please go ahead.

<Q - Olivier D. Monnoyeur>: Hi. Thank you for taking my question. I would like to come back to the bondholders that Federal-Mogul bondholders. I mean the debt is mostly non-callable and you know benefit from channel control close. So I was wondering if you can put some light onto what sort of discussion you intend to have? Whether you sort of need to ask the bondholders to waive their right to the put option? Do you need to tender a part of the debt or is the plan to leave it outstanding as and when it travels the – to the new and large group? Thank you.

<A - Kenneth R. Trammell>: Yeah, so great question, right. When we merge the companies, the bonds of both Tenneco and Federal-Mogul remain in place. And as we work on the capital structure of the new separate companies, we’ll look at the opportunities, what the right structure and how to handle the bonds are. I pointed out that between now and the time we expect for that separation to occur, which is not until late 2019, that those bonds do become callable. So we’ll look at the opportunities and how to set it up. But at this point, like I said to one of the earlier questions, you’re probably a step or two ahead of the planning for the capital structure of the new separate companies. Our focus has obviously been on making sure that we get the capital structure, set up appropriately for the combined company and to do that in a way that it will be easy for us to make the decisions for the separation.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

<Q - Olivier D. Monnoyeur>: Okay. But at the point of the channel control, you wouldn’t expect any material change to the debt, so nothing – you don’t need to tender or you don’t expect those debt to be put by investors?

<A - Kenneth R. Trammell>: No, actually, this – the way that the bonds are structured, this actually is not a change in control, so they will pull into the merged company and I guess I would point out that the Federal-Mogul bondholders bought a different credit, they’ll now participate in when the companies merge, so it’s actually a better credit position as well.

<Q - Olivier D. Monnoyeur>: Okay. So, no channel control events.

<A - Kenneth R. Trammell>: That’s correct.

<Q - Olivier D. Monnoyeur>: Okay. Thank you.

<A - Brian J. Kesseler>: Thank you.

Operator

And our next question comes from Armintas Sinkevicius from Morgan Stanley. Please go ahead.

<Q - Armintas Sinkevicius>: Good morning. Thank you for taking the question. Maybe you could walk through some of the steps that need to happen between now and the close, and then you know from the close to the spin, what are some of the milestones that we’re looking for?

<A - Brian J. Kesseler>: So I’d say between now and the close, there’s a number of things we need to do. Clearly, we need regulatory approval both – well, really in all the major regions where we do business. Again, we don’t think that antitrust approval will be a challenge, because our products are very complimentary. There is very little overlap where we would compete. So, we don’t expect there to be an issue, but obviously, we’ve got to get approval. U.S., Europe, China, Mexico, Brazil all the regions where we do business. So we’ll be working very hard on that. Because of the shares that we’re issuing, it also requires a shareholder vote. So therefore we’ll need to call a shareholder meeting and get the shareholders to approve it as well.

And then obviously there’s a lot of work just in terms of SEC filings, everything else that needs to happen between now and the time that we are able to merge the two companies, Federal-Mogul and Tenneco. But once the acquisition is complete, obviously we want to make sure that we’re running just as hard, on setting up the two separate companies. So again not a lot of regulatory approval required there, but we will have to work very hard on our capital structure. Obviously, SEC filings, you know a number of things like that, that will be steps that have to be taken between the time that we close the acquisition of Federal-Mogul and the time that we’re able to achieve the separation.

Our experience on this is a number of years ago, but you know, Tenneco spun off a number of companies in the 1990s and our experience says that around 12 months is about the amount of time that we ought to expect to be able to achieve that.

<Q - Armintas Sinkevicius>: Okay. And then it sounds like based on the comments this call but too early to sort of talk about capital allocation, but any sort of light on how we should think about the separate companies?

<A - Kenneth R. Trammell>: So as we said – yeah, as we said of the capital structure of the companies, then we’ll also make decisions on what capital allocation looks like and what those companies will do on a go-forward basis. So yeah, you’re right, it is – it’s just too early in the process for us to be able to determine with any certainty what that might look like.

<Q - Armintas Sinkevicius>: Okay, great. Thanks for taking the question.

<A - Brian J. Kesseler>: Thank you.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

<A - Kenneth R. Trammell>: Thanks.

Operator

And our next question comes from Rod Lache from Deutsche Bank. Please go ahead.

<Q - Rod Lache>: Good morning, everybody.

<A - Brian J. Kesseler>: Hi, Rod.

<Q - Rod Lache>: Congratulations again.

<A - Kenneth R. Trammell>: Thanks.

<Q - Rod Lache>: Just wanted to clarify. Could you just tell us what the CapEx looks like on a pro forma basis for each of the two companies and how we should be thinking about working capital intensity for them under the new configuration?

<A - Kenneth R. Trammell>: So, Rod, you know our – as you know, our CapEx as a percent of sales in that sort of 3.5% to 4% range. I think theirs has recently been a bit higher than that. As one of the other questions, you know, centered on their realignment of distribution and things like that which is one of the reasons. I would expect that the combined companies would probably be in that you know sort of 4% range, little bit of range you know around that depending on requirements for platform launches, a number of things like that.

Working capital intensity, I think we mentioned actually that we see a significant amount of working capital synergies. If I think about their working capital as a percent of sales is somewhere north of 10%, ours as you know is around 5.5%, 6%. So we see opportunities to actually bring theirs down closer to where ours is.

<Q - Rod Lache>: But if I think about the reconfiguration of the businesses, what is the CapEx and working capital intensity of Ride and Aftermarket versus Powertrain you know under this new – the way the companies will be looking in the future?

<A - Kenneth R. Trammell>: So again, I think that – Rod, it’s still a bit early as we work through how that structure is going to look. But let me tell you what we foresee at least at this point. I think both businesses [indiscernible] (01:11:46) percent of sales would probably be you know within spitting distance of that 4% plus or minus. Because of the greater aftermarket concentration, the Ride Performance Aftermarket business will likely have a higher working capital as a percent of sales, I can’t tell you how much higher at this point. And then would likewise expect that the Powertrain Technology business would be on the lower end sort of below that 5.5% to 6% range that we talked about. I just don’t have specific percentages to give you at this point.

<Q - Rod Lache>: Great. Thank you. And just one last question for me. The Clean Air business and in some cases Powertrain businesses have tended to be underappreciated by the public markets, because you know as you point out maybe it’s a misperception, but there is this overhang of what electrification is going to do. You know how is that going to affect the strategy of the Powertrain NewCo and with respect to valuation. So if in fact that business winds up trading no higher than what Tenneco has been experiencing, does that affect that business strategically? Do you see that in the long run as being a public company? Would that business be run for cash? Would you be looking to diversify and change the complexion of the business?

<A - Brian J. Kesseler>: I think, Rod as we think about that combined Powertrain business, it’s going to have a great cash generation profile. The opportunities from a capital allocation perspective, obviously dependent on how we come out, how that business comes out, will be – they’ll be pretty flexible to be able to look at a different capital allocation, shareholder return strategy and/or look for other opportunities to add other companies or other product lines to the business and be a bigger part of the total internal combustion engine activities or you know build off of that foothold that’s been established with the CPT acquisition and look for opportunities to diversify that line.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

So I’ve also mentioned, there are 25% of the – roughly 25% of the combined business is non-light vehicle. So the commercial truck off-highway space, when it was just a Clean Air dialogue was a great growth engine for us going forward, so that’s still true. And now all the powertrain components and systems capability in that commercial truck off-highway space makes it a formidable player in the market. And then, we haven’t even begun to tap into other – say large engine applications collectively. So I think that’s – what’s nice about as it’s being purpose-built, it has a lot of flexibility on different aspects of what it wants to do with the cash that it’ll be generating.

<Q - Rod Lache>: Makes sense. Great, thank you. Congratulations again.

<A - Brian J. Kesseler>: All right. Thanks, Rod.

<A - Kenneth R. Trammell>: Thanks, Rod.

Operator

And our next question comes from John Sykes from Nomura. Please go ahead.

<Q - John Sykes>: Yeah. Hey, thanks. Just with the pension, can you just sort of describe – are there any restrictions when you separate the business where the pensions going to reside? I know you haven’t figured that out yet, but you know is it going to be at one entity or split in two, what do you think will happen?

<A - Kenneth R. Trammell>: So, John again you’re running several steps ahead of us in terms of being able to determine the capital structure, because we will have a lot of decisions to make and part of that will involve the structure timing, the actuarial valuation, everything of those pensions. Couple of things I would point out. You know Tenneco has a U.S. pension plan, it’s fairly well funded as does Federal-Mogul. Splitting those pensions you know between businesses is a bit of a challenge with the PBGC. So those pension plans will wind up at either one or potentially both companies, but not necessarily split based on where the employees were.

There are also pension plans that both companies have outside of the U.S., in Europe, UK, Germany in particular. And again depending on the capital structure on how the cash flow aspects look like for those pension plans in the future, we’ll make the right decision as to what the place for those is. And obviously that will be part of the overall capital structure decision that we make with the debt and everything else.

<Q - John Sykes>: Oh, yeah. And then quick question on the sales synergies. Is there a potential here for you to pick up product lines maybe as a distributor, because I’m just thinking with the combination of the two, if you go into like an Auto Zone or something, you’re going to have a lot more shelf space.

<A - Brian J. Kesseler>: Yeah. You know when we laid out our kind of priorities around the aftermarket and adding product lines, obviously, this acquisition is a huge jumpstart in doing that. But you know our goal in being an aftermarket company will be able to bring the absolute most value would be in the best competitive position for our – for the markets we want to go compete in. And one of the things that I think is going to be very important to be in a competitive position in each of the markets, whether it’s the two mature markets of the Americas and EMEA or the evolving market of China, is being able to get the best delivered cost and leverage that distribution network to its max, so bringing more product line and more product through that common distribution network has – and the common channels I think adds value to both to our customers here in the U.S. and as the European market is evolving by putting more and more distributors together. Being a multi-line product player with great strong brands, which is what we’ve accomplished with this is paramount to being competitive in the global marketplace going forward.

<Q - John Sykes>: And you know in terms of customer discussions, I guess, you’re going to start that now or you know sooner, whatever. But I assume that you’re not anticipating any issues with anybody in the merger and that – because sometimes they get nervous about having one supplier what their cost is going to be that type of thing?

<A - Brian J. Kesseler>: Yeah. I think it’s all about how you approach it. It’s – if we’re adding value and helping them grow and we can bring our brands and our products to them and help them be even more meaningful in the marketplaces that they compete in, I think it doesn’t matter how big you are, as long as you approach it the right way.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

We are seeing more of an evolution that of a one-stop-shop is, there’s value to that. Now it’s all about how you do it. It’s all about how you approach it. But I think with the great expertise of the two businesses, the two teams that we have now with the Federal-Mogul Motorparts team and our Aftermarket team, both of them are – have a huge heritage and great brands to build off of. So I’m really excited about the opportunity.

<A - Kenneth R. Trammell>: And John, one other point I think to make and Brian mentioned it in his remarks during the scripted portion, right, these are very complimentary. To the premise of your question, if we were consolidating two competitors, I think that might be a different situation.

<Q - John Sykes>: Yeah. No, I mean when you look at shocks, brakes, rotors, dampers – if you put all that together, that’s perfect.

<A - Brian J. Kesseler>: Yeah.

[indiscernible] (01:20:11).

<Q - John Sykes>: Yeah. Okay, great.

<A - Brian J. Kesseler>: And we go to the same installers. So at the end of the day, the installer is a big part of the decision-making process.

<Q - John Sykes>: Well, how much is installer base like do-it-for-me versus do-it-yourself?

<A - Kenneth R. Trammell>: More and more...

<A - Brian J. Kesseler>: Yeah. So it depends on the market you’re in. China is going to evolve as a do-it-for-me market, so that doesn’t have any do-it-yourself. Europe has traditionally been a do it – much more of a do-it-for-me market. And the evolution over the last 10-years plus is it’s going to go more from do-it-yourself here in the United States to do-it-for-me. So that’s why you know that’s why you see a lot of our customers kind of making a pivot on their strategy and leveraging their brick-and-mortar to be – to serve the installers.

<Q - John Sykes>: Yeah. No, that’s – makes sense. All right, I appreciate it. Thank you.

<A - Brian J. Kesseler>: Yeah. Thank you.

<A - Kenneth R. Trammell>: Thanks.

Operator

And our next question comes from Richard Hilgert from Morningstar. Please go ahead.

<Q - Richard Hilgert>: Hey, everybody congrats on the deal here. Looks...

<A - Brian J. Kesseler>: Good morning, thanks.

<Q - Richard Hilgert>: ...looks really good. Just one left. Just curious to know on the Clean Air technology side, you know you’ve got the original equipment stuff, but you’ve also got the aftermarket stuff. When you’re talking about the separation occurring, you know the aftermarket stuff goes with the motorparts and ride control side. Are they going to have to be separation of facilities or you’re going to be – does the powertrain and emission controls business supply the aftermarket parts side for that business?

<A - Brian J. Kesseler>: So couple of different answers, it’s right now that product line is only present in Europe and North America, with our North America being the largest portion. That is and has been a standalone facility for a number of years out of Virginia. So, there is no separation and they’re self-sufficient for the products and the components that they need to make and that’s the largest portion.

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

We have a standalone facility in Europe for the product line also. There is some – a little bit of a dependency just on catalytic converters, but nothing that’s very dramatic. So they’re both – over the years we’ve been working hard to separate them and because running an aftermarket plant and running an OE plant are completely different animals, completely different critical success factors. So our purpose has always been and our strategy has always been is to keep the OE and aftermarket separated from a manufacturing perspective.

<Q - Richard Hilgert>: Great. Thank you very much.

<A - Brian J. Kesseler>: Thank you.

Operator

And our next question comes from Stephanie Vincent from JPMorgan. Please go ahead.

<Q - Stephanie Vincent>: Hi. Juts had a couple of quick questions, I think quite a few of them have been addressed. But one is just on, you’re saying that there’s no change of control. Is that because this is a public merger, just wanted sorry to get down into the details of that on the Federal-Mogul bonds? And then also I know I appreciate that you’re in the very early stages of this, but just wondering your thoughts about any sort of targeted credit rating for the combined businesses or the two businesses going forward?

<A - Kenneth R. Trammell>: Yeah. So you know a lot of great questions. It’s not in the structure of combination of the structure of the changing control provisions specific in the Federal-Mogul bonds and this transaction it just doesn’t constitute a change in control. Therefore, there’s not an issue. And like we said at any rate, the Federal-Mogul debtholders are moving into a better credit as well.

Don’t know, obviously you can’t speak for what the rating agencies will determine for the combined company, it’s still a very strong – we think still supports a very solid rating in the BB range. We’ll see how – what the rating agencies [indiscernible] (01:24:22) say, we’ll go visit them here before too long.

As far as the future of the – our future credit rating of the separated companies, again, we’re in the very early stages of the capital structure planning for that. And I think like I mentioned earlier, there is a cyclical difference between the two businesses, that our Aftermarket Ride business will be less cyclical than the Clean Air business, simply because their Clean Air business has a greater OE exposure.

So that will – and we’ll enter into the decision process, I know that the credit rating agencies make as well as what we do in capital structure, but we’ll have to advance that as we get more details and get an opportunity to privy for them what those will look like. Again, we’re a few months away from the close of the acquisition of Federal-Mogul and then about a year after that from the separation, so there’ll be a lot more to come as we get better definition here.

<Q - Stephanie Vincent>: That’s very clear. Thank you so much.

<A - Brian J. Kesseler>: Thank you.

<A - Kenneth R. Trammell>: Thank you.

Operator

And seeing no further questions, this concludes our question-and-answer session, therefore concluding the conference. Thank you for attending today’s presentation. You may now disconnect.

This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies. This transcript is provided “as is”, without express or implied warranties of any kind. Bloomberg retains all rights to this transcript and provides it solely for your personal, non-commercial use. Bloomberg, its suppliers and third-party agents shall

Bloomberg Transcript		final

Company Name: Tenneco	Market Cap: 2,998.10	Bloomberg Estimates - EPS
Company Ticker: TEN US	Current PX: 58.30	Current Quarter: 1.711
Date: 2018-04-10	YTD Change($): -.24	Current Year: 7.593
Event Description: Acquisition of Federal-Mogul LLC	YTD Change(%): -.410	Bloomberg Estimates - Sales
by Tenneco Call		Current Quarter: 2421.857
Current Year: 9802.400

have no liability for errors in this transcript or for lost profits, losses, or direct, indirect, incidental, consequential, special or punitive damages in connection with the furnishing, performance or use of such transcript. Neither the information nor any opinion expressed in this transcript constitutes a solicitation of the purchase or sale of securities or commodities. Any opinion expressed in the transcript does not necessarily reflect the views of Bloomberg LP.

© COPYRIGHT 2018, BLOOMBERG LP. All rights reserved. Any reproduction, redistribution or retransmission is expressly prohibited.

Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this communication that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. These forward-looking statements are included in various sections of this communication and the words “may,” “will,” “believe,” “should,” “could,” “plan,” “expect,” “anticipate,” “estimate,” and similar expressions (and variations thereof), are intended to identify forward-looking statements. Forward-looking statements included in this communication concern, among other things the proposed acquisition of Federal-Mogul LLC, including the expected timing of completion of the proposed acquisition and related transactions; the benefits of the proposed acquisition; the combined company’s plans, objectives and expectations; future financial and operating results; and other statements that are not historical facts. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements, including the risk that the transaction may not be completed in a timely manner or at all due to a failure to satisfy certain closing conditions, including any stockholder or regulatory approvals or the failure to satisfy other conditions to completion of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Membership Interest Purchase Agreement; the outcome of any legal proceeding that may be instituted against the Company and others following the announcement of the transaction; the combined company may not complete a spin-off of the Motorparts business from the Powertrain business (or achieve some or all of the anticipated benefits of such a spin-off); the proposed transaction may have an adverse impact on existing arrangements with the Company, including those related to transition, manufacturing and supply services and tax matters; the amount of the costs, fees, expenses and charges related to the transaction may be greater than expected; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the risk that the benefits of the transaction, including synergies, may not be fully realized or may take longer to realize than expected; the risk that the transaction may not advance the combined company’s business strategy; the risk that the combined company may experience difficulty integrating all employees or operations; the potential diversion of the Company’s management’s attention resulting from the proposed transaction; as well as the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”). Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Unless otherwise indicated in this report, the forward-looking statements in this communication are made as of the date of this communication, and, except as required by law, the Company does not undertake any obligation, and disclaims any obligation, to publicly disclose revisions or updates to any forward-looking statements.

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In connection with the proposed transaction between the Company and Federal-Mogul, LLC, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or other document(s) that the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, FEDERAL-MOGUL AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement and other relevant materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company via the Company’s Investor Relations section of its website at investors.tenneco.com or by contacting Investor Relations by directing a request to the Company, Attention: Investor Relations, 500 North Field Drive in Lake Forest, Illinois, 60045 or by calling (847) 482-5162.

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This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.